Exhibit 99.1
Borders Group Files for Reorganization Relief Under Chapter 11
Secures Commitment for $505 Million in Debtor-in-Possession Financing
Borders to Continue to Conduct Business in Ordinary Course
Chapter 11 Provides Borders with Best Route to Reorganize and Reposition Company for the Long-Term
     ANN ARBOR, Mich., Feb. 16, 2011 — “It has become increasingly clear that in light of the environment of curtailed customer spending, our ongoing discussions with publishers and other vendor related parties, and the company’s lack of liquidity, Borders Group does not have the capital resources it needs to be a viable competitor and which are essential for it to move forward with its business strategy to reposition itself successfully for the long term. To position Borders to remedy this condition, Borders Group, with the authorization of its board of directors, has filed a petition for reorganization relief under Chapter 11 of the Bankruptcy Code. This decisive action will give Borders the opportunity to achieve a proper infusion of capital in order to have the opportunity to have the time to reorganize in order to reposition itself to be a successful business for the long term,” said Mike Edwards, Borders Group President.
     “In this regard, operating under Chapter 11, Borders has received commitments for $505 million in Debtor-in-Possession (DIP) financing led by GE Capital, Restructuring Finance. This financing should enable Borders to meet its obligations going forward so that our stores continue to be competitive for customers in terms of goods, services and the shopping experience. It also affords Borders the opportunity to move forward in implementing the appropriate business strategy designed to reposition Borders to be a potentially vibrant, national retailer of books and other products,” Mr. Edwards emphasized.
     The company said that it is serving customers in the normal course, including honoring its Borders Rewards program, gift cards and other customer programs. Additionally, the company expects to make employee payroll and continue its benefits programs for its employees.
     Borders said that it has many strengths upon which to build a solid plan of reorganization and implement a new business model for Borders to address the changing needs of the American reader. “For decades, Borders has been a beacon of engagement — a highly frequented destination for consumers and a significant venue for authors and vendors to showcase new books and merchandise. We have the ability, based on our brick and mortar presence nationally; the on-line capabilities we have in place; the loyalty of, and access to, our customers; and the products and services we offer to be an important and easy access destination of exploration and purchase for readers across the country,” commented Mr. Edwards.
     The company noted that, among other initiatives and subject to court approval, Borders plans to undertake a strategic Store Reduction Program to facilitate reorganization and its repositioning. Borders has identified certain underperforming stores — equivalent to approximately 30 percent of the company’s national store network — that are expected to close in the next several weeks. At the same time, the company noted that a major strength of Borders is its national presence, and its extensive network of remaining stores as well as Borders.com, will continue to run in normal course. The company emphasized that the closings were a reflection of economic conditions, cost structures and viability of locations, among other factors, and not on the dedication and productivity of the workforce in these stores.

     “We are confident that, with the protection afforded under Chapter 11 and with the support of employees, publishers, suppliers and creditors, and the reading public, a successful reorganization can be achieved enabling Borders to emerge from the process as a stronger and more vibrant book seller,” concluded Mr. Edwards.
     “We are very pleased to be able to make this commitment to Borders as support for their plan to re-organize the company,” said Tim Tobin, Managing Director, Retail Restructuring, GE Capital, Restructuring Finance.
     The Chapter 11 petition for relief was filed in the U.S. Bankruptcy Court, Southern District of New York. Completion of the company’s DIP financing arrangements is subject to approval of the Bankruptcy Court and the satisfaction of certain conditions provided in the financing commitments received by the company from the lenders providing such financing.
     Additional information about the reorganization is available at www.bordersreorganization.com or by telephone at (877) 906-7675.
About Borders Group, Inc.
     Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading specialty retailer of books as well as other educational and entertainment items. Online shopping is offered through borders.com. Find author interviews and vibrant discussions of the products we and our customers are passionate about online at facebook.com/borders, twitter.com/borders and youtube.com/bordersmedia. For more information about the company, visit borders.com/media.
Safe Harbor Statement
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “expect,” “believe,” “planning,” “possibility,” “opportunity,” “goal,” “will,” “may,” “intend,” “anticipates,” “working toward” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements.
     These risks and uncertainties include but are not limited to (i) the ability of the company to continue as a going concern, (ii) the company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (iii)the ability of the company and its subsidiaries to prosecute, develop and consummate one or more plans of reorganization with respect to the Chapter 11 cases, (iv) the effects of the company’s bankruptcy filing on the company and the interests of various creditors, equity holders and other constituents, (v) Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general, (vi) the length of time the company will operate under the Chapter 11 cases, (vii) risks associated with third party motions in the Chapter 11 cases, which may interfere with the company’s ability to develop and consummate one or more plans of reorganization once such plans are developed, (viii) the potential adverse effects of the Chapter 11 proceedings on the company’s liquidity or results of operations, (ix) the ability to execute the company’s business and restructuring plan, (x) increased legal costs related to the company’s bankruptcy filing and other litigation, (xi) the company’s ability to maintain contracts that are critical to its operation, to obtain and maintain normal terms with its vendors, landlords and service providers and to retain key executives, managers and employees. In the event that the risks disclosed in the company’s public filings and those discussed above cause results to differ materially from those expressed in the company’s forward-looking statements, the company’s business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected.